MEMORANDUM OF UNDERSTANDING

This Memorandum is made the ………. 19th …….. day of... September …….., 2013

BETWEEN

          DENZO PTY LIMITED, as trustee for the MATHEWS No 1 FAMILY TRUST an Australian Company Number (ACN) 002 406 206 of Unit 7, 41-55 Terrigal Drive, Terrigal, NSW 2260 Australia (“Denzo”)

AND

          NATCORE TECHNOLOGY, INC an American Company listed on the Canadian and German Stock Exchanges, of 87 Maple Avenue, Red Bank, New Jersey, 07701, United States of America (“Natcore”)

RECITALS

A.

Denzo Pty Limited is an Australian Company, formed in 1982, with experience in being involved in businesses in Australia and Internationally. Denzo has associations with businesses in the Carbon Reduction Environmental Industry. The Denzo Group has been involved in Alternative Fuels, Import and Export, Manufacturing, Retail Sales and Public Company activity.

Denzo has recently signed a Terms Sheet to take over a listed Public Company on the Australian Stock Market, as an Option.

It has operated in Australia, Singapore, Thailand, Indonesia, China, South Korea and the USA.

B.

Natcore Technology Inc., is a USA listed Company quoted on the Canadian and German Stock Exchanges. It is a research firm focused on the photovoltaic industry. The technology will have a significant impact on solar cells, semiconductor devices, optical and opto electronic components, prescriptive and protective eye wear and energy-saving architectural coatings, among other uses. The Company is in the business of investment and manufacturing.

C.

Denzo and Natcore will progress to endeavour to form an alliance by way of a Heads of Agreement to reflect the desire to cooperate in a Joint Activity to manufacture, and distribute products using the Natcore technology.

STATEMENT OF UNDERSTANDING

1. Objective

1.1.

To determine whether there is a common interest and benefit in the two entities entering into a Heads of Agreement, to join together a possibility in the development, manufacturing and distributing of products using the Natcore technology.

The Joint Venture will move initially with the technologies that are fully commercialised. Future technologies will be deployed as they come to hand.

The JV will explore land costs, facility costs, labour costs and the export potential, Government assistance at a Local, State and Federal levels as well as domestic and export sales.

The territory of focus will be the Asian Countries with Australia as the Headquarters for this activity.

1.2.	To clearly define and document the Rolls of the Parties.

1.3	To define and document the financial considerations for each Party.

1.4	To agree the business proposition.

1.5	To develop a vertically integrated business.

2. Terms of the Heads of Agreement

2.1	The Agreement will be for the term of the business.

2.2	The Parties propose to sign the Heads of Agreement within 4 months of the signing of this Memorandum of Understanding if a mutual agreement is reached on the stated objectives.

3. Non Exclusive

3.1

This Memorandum does not restrict or prevent either Party from continuing existing, or entering into new, discussions or negotiations with third Parties that may impact either Parties ability to progress to a Heads of Agreement.

4. The Governing Law in the Proposed Heads of Agreement

4.1	This Agreement shall be interpreted and construed, and legal relations created therein shall be determined in accordance with the law of Australia.

          This Memorandum is not intended to create, or give rise to, any legally binding relationships between the Parties. No such legally binding relationships shall be formed unless, and except to the extent, that an Agreement is formally signed by or on behalf of the respective Parties.

SIGNED by:

Denzo Pty Limited	KEN MATHEWS, Managing Director

Witnessed by:

SIGNED by:

Natcore Technology, Inc.	CHARLES PROVINI, President & CEO

Witnessed by:	Pat Zubil